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                           August 27, 2021

       Anthony Vang
       Chief Financial Officer
       Securetech Innovations, Inc.
       2355 Highway 36 West, Suite 400
       Roseville , MN 55113

                                                        Re: Securetech
Innovations, Inc.
                                                            Form S-1
                                                            Filed August 20,
2021
                                                            File No. 333-258964

       Dear Mr. Vang:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Heather
Clark at 202-551-3624 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing